Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2014 Third Quarter Results

MONROVIA, Calif., March 4, 2014 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its third quarter ended January 25, 2014.

“During the third quarter we continued to execute on our strategic priorities successfully, delivering strong results with revenue up nearly 50 percent and a 100 percent increase in adjusted earnings per share on a year over year basis,” said Tim Conver, AeroVironment chairman and chief executive officer.  “We are confident that our strong customer relationships, diverse set of capabilities and well-established positions in high potential growth opportunities will advance our leadership in each of our target markets and enhance value for our shareholders.”

FISCAL 2014 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2014 was $69.2 million, up 47% from third quarter fiscal 2013 revenue of $47.1 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $19.8 million and in our Efficient Energy Systems (EES) segment of $2.3 million.

Income from operations for the third quarter of fiscal 2014 was $8.6 million compared to loss from operations for the third quarter of fiscal 2013 of $1.1 million. The higher income from operations was a result of higher revenue, resulting in $7.4 million higher gross margin, and lower research and development (R&D) expense of $5.1 million, offset by higher selling, general & administrative (SG&A) expense of $2.7 million.

Other income for the third quarter of fiscal 2014 was $4.9 million compared to other income for the third quarter of fiscal 2013 of $0.2 million.  The increase in other income was primarily due to the increase in fair value of the conversion option in the amount of $4.7 million of our CybAero convertible bond investment.

Net income for the third quarter of fiscal 2014 was $11.2 million compared to net income for the third quarter of fiscal 2013 of $3.9 million.

Earnings per diluted share for the third quarter of fiscal 2014 was $0.49 compared to earnings per diluted share for the third quarter of fiscal 2013 of $0.17.  Earnings per diluted share for the third quarter of fiscal 2014 included an increase of $0.15 per share due to the increase in fair value of the conversion option of our CybAero convertible bond investment. Earnings per diluted share for the third quarter of fiscal 2013 did not include any changes in the fair value of the CybAero convertible bonds as the investment was made during the fourth quarter of fiscal 2013.

FISCAL 2014 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2014 was $178.2 million, down 4% from the first nine months of fiscal 2013 revenue of $186.0 million. The decrease in revenue resulted from lower sales in our UAS segment of $3.1 million and in our EES segment of $4.7 million.

Income from operations for the first nine months of fiscal 2014 was $5.5 million compared to income from operations for the first nine months of fiscal 2013 of $9.8 million. The lower income from operations resulted from lower revenue, resulting in $11.3 million lower gross margin and higher SG&A expense of $1.5 million, offset by lower R&D expense of $8.5 million.

Other expense, net, for the first nine months of fiscal 2014 was $0.4 million compared to other income for the first nine months of fiscal 2013 of $0.5 million.  The increase in other expense, net, was primarily due to the decrease in fair value of the conversion option in the amount of $1.0 million of our CybAero convertible bond investment.

Net income for the first nine months of fiscal 2014 was $5.7 million compared to net income for the first nine months of fiscal 2013 of $11.2 million.

Earnings per diluted share for the first nine months of fiscal 2014 was $0.25 compared to earnings per diluted share for the first nine months of fiscal 2013 of $0.50.  Earnings per diluted share for the first nine months of fiscal 2014 included a reduction of $0.03 per share due to the decrease in fair value of the conversion option of our CybAero convertible bond investment. Earnings per diluted share for the first nine months of fiscal 2013 did not include any changes in the fair value of the CybAero convertible bonds as the investment was made during the fourth quarter of fiscal 2013.

BACKLOG

As of January 25, 2014, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $95.5 million compared to $59.4 million as of April 30, 2013.

FISCAL 2014 — OUTLOOK FOR THE FULL YEAR

For fiscal 2014, the company continues to expect to generate revenue of between $230 million and $250 million, and earnings per diluted share of between $0.35 and $0.50, excluding any change in value of the Company’s CybAero convertible bond investment.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 4, 2014, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, Tom Herring, chief operating officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, March 4, 2014, at approximately 4:30 p.m. Pacific Time through Tuesday, March 11, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 87114227. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use the company’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 25,	January 26,	January 25,	January 26,
	2014	2013	2014	2013

Revenue:
Product sales	$57,041	$23,496	$135,752	$104,601
Contract services	12,180	23,591	42,453	81,441
	69,221	47,087	178,205	186,042
Cost of sales:
Product sales	33,193	14,281	85,891	63,055
Contract services	8,976	13,133	28,839	48,173
	42,169	27,414	114,730	111,228
Gross margin	27,052	19,673	63,475	74,814
Selling, general and administrative	13,168	10,433	38,711	37,230
Research and development	5,241	10,306	19,292	27,828
Income (loss) from operations	8,643	(1,066)	5,472	9,756
Other income (expense):
Interest income	197	164	597	498
Other income (expense)	4,675	49	(1,026)	49
Income (loss) before income taxes	13,515	(853)	5,043	10,303
Provision (benefit) for income taxes	2,299	(4,722)	(618)	(918)
Net income	$11,216	$3,869	$5,661	$11,221
Earnings per share data:
Basic	$0.50	$0.17	$0.25	$0.51
Diluted	$0.49	$0.17	$0.25	$0.50
Weighted average shares outstanding:
Basic	22,321,368	22,142,917	22,278,225	22,035,007
Diluted	22,883,583	22,408,377	22,722,795	22,375,126

AeroVironment, Inc.

Reconciliation of Earnings per Share (Unaudited)

	Three Months Ended		Nine Months Ended
	January 25,	January 26,	January 25,	January 26,
	2014	2013	2014	2013
Earnings per diluted share as adjusted	$0.34	$0.17	$0.28	$0.50
Increase (decrease) in fair value of conversion option of CybAero convertible bond investment	0.15	—	(0.03)	—
Earnings per diluted share as reported	$0.49	$0.17	$0.25	$0.50

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	January 25, 2014	April 30, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$92,749	$75,332
Short-term investments	74,830	73,241
Accounts receivable, net of allowance for doubtful accounts of $1,108 at January 25, 2014 and $936 at April 30, 2013	42,617	19,770
Unbilled receivables and retentions	8,636	11,304
Inventories, net	55,441	62,561
Income tax receivable	5,852	11,777
Deferred income taxes	5,499	5,166
Prepaid expenses and other current assets	3,755	4,303
Total current assets	289,379	263,454
Long-term investments	45,877	68,916
Property and equipment, net	24,492	24,429
Deferred income taxes	5,548	5,606
Other assets	1,585	1,060
Total assets	$366,881	$363,465
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,135	$16,144
Wages and related accruals	10,718	12,116
Customer advances	3,642	7,519
Other current liabilities	6,486	6,408
Total current liabilities	35,981	42,187
Deferred rent	1,031	771
Liability for uncertain tax positions	5,211	5,321
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 22,765,820 at January 25, 2014 and 22,614,315 at April 30, 2013	2	2
Additional paid-in capital	134,251	130,527
Accumulated other comprehensive loss	(618)	(705)
Retained earnings	191,023	185,362
Total stockholders’ equity	324,658	315,186
Total liabilities and stockholders’ equity	$366,881	$363,465

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	January 25, 2014	January 26, 2013
Operating activities
Net income	$5,661	$11,221
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,799	8,340
Provision for doubtful accounts	269	338
Deferred income taxes	(333)	(407)
Stock-based compensation	2,687	2,629
Change in fair value of conversion feature of convertible bonds	1,032	—
Unrealized foreign currency gain	—	(53)
Tax benefit from exercise of stock options	304	1,536
Changes in operating assets and liabilities:
Accounts receivable	(23,116)	24,479
Unbilled receivables and retentions	2,668	11,625
Inventories	7,120	(20,058)
Income tax receivable	5,925	(8,349)
Other assets	662	(282)
Accounts payable	(1,009)	(4,436)
Other liabilities	(5,197)	(21,518)
Net cash provided by operating activities	3,472	5,065
Investing activities
Acquisitions of property and equipment	(6,751)	(6,528)
Acquisitions of distribution and licensing rights	(750)	(850)
Investment in CybAero AB convertible notes	—	(3,037)
Net redemptions of held-to-maturity investments	20,388	4,690
Net sales of available-for-sale investments	175	250
Net cash provided by (used in) investing activities	13,062	(5,475)
Financing activities
Exercise of stock options	883	165
Net cash provided by financing activities	883	165
Net increase (decrease) in cash and cash equivalents	17,417	(245)
Cash and cash equivalents at beginning of period	75,332	64,220
Cash and cash equivalents at end of period	$92,749	$63,975

Supplemental disclosure:
Unrealized gain on long-term investments recorded in other comprehensive income, net of deferred taxes of $57 and $28, respectively	$87	$42
Reclassification from share-based liability compensation to equity	$—	$401

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Nine Months Ended
	January 25,	January 26,	January 25,	January 26,
	2014	2013	2014	2013
Revenue:
UAS	$57,491	$37,665	$148,781	$151,904
EES	11,730	9,422	29,424	34,138
Total	69,221	47,087	178,205	186,042
Cost of sales:
UAS	33,565	20,585	93,444	88,620
EES	8,604	6,829	21,286	22,608
Total	42,169	27,414	114,730	111,228
Gross margin:
UAS	23,926	17,080	55,337	63,284
EES	3,126	2,593	8,138	11,530
Total	27,052	19,673	63,475	74,814
Selling, general and administrative	13,168	10,433	38,711	37,230
Research and development	5,241	10,306	19,292	27,828
Income (loss) from operations	8,643	(1,066)	5,472	9,756
Other income (expense):
Interest income	197	164	597	498
Other income (expense)	4,675	49	(1,026)	49
Income (loss) before income taxes	$13,515	$(853)	$5,043	$10,303

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com